Exhibit 99.1
Core-Mark Sales Grow by more than 10% in the First Half of 2010
Sales Guidance Increased to $7.1 Billion Including the Finkle Acquisition
South San Francisco, California — August 6, 2010 — Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the second quarter and six months ended June 30, 2010 and increased sales guidance.
Second Quarter
Net sales were $1.83 billion for the second quarter of 2010 compared to $1.71 billion for the same period in 2009, a 7.2% increase. On a constant currency basis, net sales increased 5.1%. The primary drivers to this increase were market share wins, increased volume in non-cigarette categories, and excise tax inflation on essentially flat cigarette carton volume.
Gross profit for the second quarter of 2010 was $97.1 million compared to $87.5 million for the same period last year. Gross profit in the second quarter of last year was adversely impacted by an $11.5 million federal excise tax (FET), net of manufacturers’ reimbursements. Gross profit, excluding cigarette holding profits, FET and LIFO expense, was $98.3 million this quarter compared to $100.7 million in the second quarter of 2009, a 2.4% decrease. However, the second quarter of 2010 included $2.9 million less in non-cigarette income mainly in floor stock gains than the same period last year.
The Company’s operating expenses for the second quarter of 2010 increased to $84.8 million compared to $82.8 million in the same quarter in 2009. Operating expenses in this year’s second quarter include a $1.0 million expense relating to the settlement of an auto liability claim previously assumed from the Fleming bankruptcy. As a percent of net sales, total operating expenses decreased by 21 basis points. The second quarter of 2010 also included a $1.2 million increase in fuel expense and $0.6 million more in health care costs than in the same quarter a year ago.
Net income for the second quarter of 2010 was $6.7 million, or $0.59 per diluted share compared to $4.2 million, or $0.39 per diluted share for the same period in 2009. Diluted earnings per share were impacted by several items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $0.76 for the second quarter this year compared to $1.02 in the second quarter of 2009.
“We remain focused on our costs especially in light of the gross profit margin pressure we are experiencing. Revenues are healthy and we continue to grow our fresh offering as the best manner in which we can positively influence both our margins and those of our customers,” said Michael Walsh, President and Chief Executive Officer of Core-Mark.

First Six Months of 2010
Net sales were $3.42 billion for the first six months of 2010 compared to $3.10 billion for the same period in 2009, a 10.1% increase. On a constant currency basis, net sales increased 7.6% during the first half of 2010 compared to the same period in the prior year. Approximately one-third of this increase included cigarette price inflation related to the State Children’s Health Insurance Program (SCHIP) legislation.
Gross profit for the first six months of 2010 was $184.9 million compared to $205.6 million for the same period last year. Cigarette holding profits were $35.2 million, offset by $11.5 million of FET, net of manufacturer’s reimbursements, in the first half of 2009 compared to $3.0 million of cigarette holding profits in the first half of this year. Gross profit, excluding cigarette holding profits, other tobacco tax gains, FET and LIFO expense, was $186.2 million in the first half of 2010 compared to $187.0 million in 2009, a decline of $0.8 million. However, the first half of this year included $5.4 million less in non-cigarette income mainly in floor stock gains than the same period last year.
The Company’s operating expenses for the first half of 2010 increased to $169.8 million compared to $165.4 million in the first half of 2009. As a percent of net sales, total operating expenses decreased by 36 basis points. The first half of 2010 included a $2.5 million increase in net fuel expense, a $1.5 million increase in health care costs, and the aforementioned $1.0 million Fleming auto liability settlement.
Net income for the first six months of 2010 was $8.1 million, or $0.71 per diluted share compared to $27.5 million, or $2.58 per diluted share for the same period in 2009. Pre-tax cigarette holding profits, net of SCHIP FET, was $23.7 million in the first half of 2009. In addition, diluted earnings per share were impacted by several other items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $0.87 for the first six months this year compared to $1.21 in the first six months of 2009.
Guidance for 2010
The Company increased its annual sales guidance from $6.9 billion to $7.1 billion for 2010, including expected sales from its recently announced acquisition of Finkle Distributors, Inc. (FDI). This guidance contemplates a decline in cigarette carton volume offset by higher cigarette price and excise tax inflation. In addition, the non-cigarette categories are expected to benefit from further progress implementing key strategies including “Fresh” and the Vendor Consolidation Initiative. Management also lowered its expectation for capital expenditures from $20 million to $19 million for 2010. The reduction includes additional infrastructure to integrate FDI into its logistics platform.
Investors Conference Call
Core-Mark will host an earnings call on Monday, August 9, 2010 at 9:00 a.m. Pacific time during which management will review the results of the second quarter ended June 30, 2010. The call may be accessed by dialing 1-800-588-4973 using the code 26161517. The call may also be listened to on the Company’s internet website www.core-mark.com.

An audio replay will be available for two weeks following the call by dialing 888-843-8996 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.
Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to approximately 25,000 retail locations in 50 U.S. states and five Canadian provinces through 26 distribution centers, two of which Core-Mark operates as a third party logistics provider. Core-Mark services traditional convenience stores, grocery stores, drug stores, liquor stores and other specialty and small format stores that sell convenience products. For more information, please visit www.core-mark.com.
SEC Regulation G — Non-GAAP Information
This press release includes non-GAAP diluted earnings per share. We believe this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation of our diluted earnings per share. Management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Safe Harbor
Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial conditions or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.
Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.
Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; uncertain economic conditions; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers’ dependence on a few relatively large customers; competition in the labor market; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management; our ability to successfully integrate acquired businesses; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto, including the Family Smoking Prevention and Tobacco Control Act which was signed into law in June 2009 and granted the U.S. federal Food & Drug Administration the authority to regulate the production and marketing of tobacco products in the U.S.; earthquake and natural disaster damage; failure or disruptions to our information systems; a greater decline than anticipated in cigarette sales volume; our ability to implement marketing strategies; our reliance on manufacturer discount and incentive programs; tobacco and other product liability claims; and competition from sales of deep-discount cigarette brands and illicit and other low priced sales of cigarettes. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 12, 2010 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$14.9	$17.7
Restricted cash	12.4	12.4
Accounts receivable, net of allowance for doubtful accounts of $7.5 and $9.1, respectively	189.1	161.1
Other receivables, net	39.1	39.6
Inventories, net (Note 2)	245.4	275.5
Deposits and prepayments	46.9	42.2
Deferred income taxes	3.6	3.6

Total current assets	551.4	552.1

Property and equipment, net	81.9	83.8
Deferred income taxes	5.3	5.3
Goodwill	3.7	3.7
Other non-current assets, net	34.4	33.0

Total assets	$676.7	$677.9

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$84.6	$63.2
Book overdrafts	6.5	19.4
Cigarette and tobacco taxes payable	129.5	132.3
Accrued liabilities	58.2	59.6
Deferred income taxes	0.6	0.6

Total current liabilities	279.4	275.1

Long-term debt, net (Note 4)	0.7	20.0
Other long-term liabilities	4.2	4.3
Claims liabilities, net of current portion	33.3	32.6
Pension liabilities	15.8	15.7

Total liabilities	333.4	347.7

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized, 11,266,064 and 11,001,632 shares issued; 10,770,702 and 10,506,270 shares outstanding at June 30, 2010 and December 31, 2009, respectively)	0.1	0.1
Additional paid-in capital	221.6	216.2
Treasury stock at cost (495,362 shares of common stock at June 30, 2010 and December 31, 2009)	(13.2)	(13.2)
Retained earnings	137.7	129.6
Accumulated other comprehensive loss	(2.9)	(2.5)

Total stockholders’ equity	343.3	330.2

Total liabilities and stockholders’ equity	$676.7	$677.9

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$1,834.3	$1,711.8	$3,416.4	$3,103.6
Cost of goods sold	1,737.2	1,624.3	3,231.5	2,898.0

Gross profit	97.1	87.5	184.9	205.6

Warehousing and distribution expenses	52.1	50.2	101.2	95.2
Selling, general and administrative expenses	32.2	32.1	67.6	69.1
Amortization of intangible assets	0.5	0.5	1.0	1.1

Total operating expenses	84.8	82.8	169.8	165.4

Income from operations	12.3	4.7	15.1	40.2
Interest expense	(0.5)	(0.4)	(1.1)	(0.9)
Interest income	0.1	0.1	0.1	0.2
Foreign currency transaction (losses) gains, net	(0.8)	2.4	(0.6)	1.6

Income before income taxes	11.1	6.8	13.5	41.1
Provision for income taxes (Note 5)	(4.4)	(2.6)	(5.4)	(13.6)

Net income	$6.7	$4.2	$8.1	$27.5

Basic income per common share (Note 6)	$0.62	$0.40	$0.75	$2.62
Diluted income per common share (Note 6)	$0.59	$0.39	$0.71	$2.58
Basic weighted-average shares (Note 6)	10.8	10.5	10.7	10.5
Diluted weighted-average shares (Note 6)	11.3	10.8	11.3	10.6

	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net income	$8.1	$27.5
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	4.6	5.1
Amortization of debt issuance costs	0.3	0.3
Amortization of stock-based compensation	2.6	2.5
Bad debt expense, net	0.5	1.1
Depreciation and amortization	9.5	9.1
Foreign currency transaction losses (gains), net	0.6	(1.6)
Changes in operating assets and liabilities:
Accounts receivable	(28.8)	(27.9)
Other receivables	0.5	(3.0)
Inventories	24.9	(14.5)
Deposits, prepayments and other non-current assets	(6.0)	(12.0)
Accounts payable	21.6	12.6
Cigarette and tobacco taxes payable	(2.2)	8.1
Pension, claims and other accrued liabilities	(0.9)	7.7

Net cash provided by operating activities	35.3	15.0

Cash flows from investing activities:
Restricted cash	(0.2)	(2.1)
Additions to property and equipment, net	(5.5)	(8.3)
Capitalization of software	(0.9)	(0.3)

Net cash used in investing activities	(6.6)	(10.7)

Cash flows from financing activities:
Repayments under revolving credit facility, net	(19.2)	(4.9)
Payments of financing costs	(1.8)	—
Repurchases of common stock (treasury stock)	—	(2.2)
Proceeds from exercise of common stock options and warrants	2.9	0.6
Tax withholdings related to net share settlements of restricted stock units	(1.0)	—
Excess tax deductions associated with stock-based compensation	0.8	0.1
(Decrease) increase in book overdrafts	(12.9)	0.3

Net cash used in financing activities	(31.2)	(6.1)

Effects of changes in foreign exchange rates	(0.3)	0.2

Decrease in cash and cash equivalents	(2.8)	(1.6)
Cash and cash equivalents, beginning of period	17.7	15.7

Cash and cash equivalents, end of period	$14.9	$14.1

Supplemental disclosures:
Cash paid during the period for:
Income taxes, net of refunds	$11.5	$12.2
Interest	0.6	0.6

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP DILUTED EPS
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
			% Increase/			% Increase/
	2010(a)	2009(a)	(Decrease)	2010(a)	2009(a)	(Decrease)
Net Income	$6.7	$4.2	59.5%	$8.1	$27.5	(70.5%)
Diluted shares	11.3	10.8	4.7%	11.3	10.6	7.1%
GAAP Diluted EPS	$0.59	$0.39		$0.71	$2.58
LIFO expense	0.20	0.12		0.26	0.29
Cigarette inventory holding profits (1)	(0.13)	(0.02)		(0.16)	(2.02)
Federal floor stock tax (2)	—	0.65		—	0.66
Foreign exchange loss/(gain)	0.04	(0.13)		0.03	(0.09)
Legacy insurance claim (3)	0.05	—		0.05	—
Start-up & conversion costs (4)	0.01	0.01		0.01	0.05
OTP tax gain (5)	—	—		(0.03)	—
Tax items (6)	—	—		—	(0.26)

Non-GAAP Diluted EPS (7)	$0.76	$1.02	(25.9%)	$0.87	$1.21	(28.2%)

(1) Cigarette inventory holding profits
Cigarette holding profits were $2.4 million for the three months ended June 30, 2010, compared to $0.4 million for the same period in 2009. For the six months ended June 30, 2010, cigarette holding profits were $3.0 million, compared to $35.2 million for the same period in 2009. The significant cigarette holding profits for the six months ended June 30, 2009 were due primarily to increases in cigarette prices by manufacturers in response to the increase in federal excise taxes mandated by the State Children’s Health Insurance Program (SCHIP) legislation.
(2) Federal floor stock tax
The net Federal floor stock tax which was imposed as part of the SCHIP legislation for the three and six months ended June 30, 2009 was $11.5 million.
(3) Legacy insurance claim
During the three and six months ended June 30, 2010, we incurred $1.0 million of costs related to settlement of a legacy insurance claim related to Fleming, our former owner.
(4) Start-up & conversion costs
During the three and six months ended June 30, 2010, we incurred approximately $0.1 million in start-up costs related to acquiring Finkle Distributors, Inc. During the three and six months ended June 30, 2009, we incurred approximately $0.1 million and $0.9 million, respectively, of costs related to the integration of our New England division onto our information technology platform.
(5) OTP tax gain
For the three and six months ended June 30, 2010, we recognized a $0.6 million Other Tobacco Products (OTP) tax gain resulting from a state tax method change.
(6) Tax items
The provision for income taxes for the six months ended June 30, 2009 included a $1.8 million benefit and related interest recovery of $1.0 million related to the expiration of the statute of limitations for uncertain tax positions.
(7) Non-GAAP Diluted EPS
For the three months ended June 30, 2010, we recorded approximately $2.9 million less in non-cigarette income primarily from lower floor stock gains compared with the same period in 2009. For the six months ended June 30, 2010, we recorded approximately $5.4 million less in non-cigarette income primarily from lower floor stock gains compared with the same period in 2009. The diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.30% for the three and six months ended June 30, 2010 and 2009, except for the tax items.
(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.